FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
November 21, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Suspends Drilling Operations at Sroda-6 Well; Geophysical Work Underway to Identify Updip Location

Salt Lake City, November 21, 2008 – FX Energy, Inc. (Nasdaq: FXEN) FX Energy reported today that preliminary geophysical work has been conducted at the Sroda-6 well. The result of this initial work indicates that the optimum updip location may be out of reach for a well deviated from the original wellbore. Therefore, the well has been suspended pending the completion of additional geophysical work.

The geophysical data from this well, along with existing 3-D seismic data, show a closed structure slightly to the northwest of the Sroda-6 well location. A pre-stack depth migration study, which is already underway, is being carried out at both Sroda-6 and regionally to determine the highest point on the Sroda-6 structure, and to better define drillsite locations in surrounding structures. Following this additional work, scheduled to be completed in early 2009, a further drilling decision will be made on Sroda-6 and other locations.

Kromolice-2 Update

FX Energy also reported that the Kromolice-2 is well currently drilling at a depth of approximately 2,400 meters.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.